EXHIBIT 99.1

DENBURY RESOURCES INC.

P R E S S R E L E A S E

Denbury Resources Announces 2005 Results

News Release

Released at 6:00 AM CDT

DALLAS – February 23, 2006 - Denbury Resources Inc. (NYSE symbol: DNR) ("Denbury" or the "Company") today announced its fourth quarter and 2005 financial and operating results. The Company posted earnings for the full year 2005 of $166.5 million or $1.49 per share, approximately double 2004 net income of $82.4 million, or $0.75 per share, the increase primarily due to higher commodity prices. Fourth quarter 2005 net income was $57.2 million, or $0.51 per share, more than two-and-one-half times fourth quarter 2004 net income of $22.5 million, or $0.20 per share.

Adjusted cash flow from operations (cash flow from operations before changes in assets and liabilities, a non-GAAP measure) for the fourth quarter of 2005 was $104.7 million, more than double fourth quarter 2004 adjusted cash flow from operations of $48.5 million. Net cash flow provided by operations, the GAAP measure, totaled $129.7 million during the fourth quarter of 2005, as compared to $17.7 million during the fourth quarter of 2004. The difference between the respective adjusted cash flow from operations and cash flow from operations is primarily due to increases or decreases in accounts payables and accrued liabilities during the quarter. (Please see the accompanying schedules for a reconciliation of net cash flow provided by operations, as defined by generally accepted accounting principles (GAAP), which is the GAAP measure, as opposed to adjusted cash flow from operations, which is the non-GAAP measure discussed above).

Review of Financial Results

Denbury’s fourth quarter 2005 production averaged 20,808 Bbls/d and 65.0 MMcf/d, or 31,649 BOE/d, a 16% increase over third quarter 2005 production levels, both of which were negatively impacted by the two hurricanes, and a 9% increase over fourth quarter 2004 production levels. Production from the Company’s tertiary recovery operations set another quarterly record in the fourth quarter of 2005, averaging 9,939 BOE/d, a 12% increase over third quarter 2005 levels, and a 37% increase over the fourth quarter of 2004 average of 7,242 BOE/d. Production from the Barnett Shale averaged 18.3 MMcfe/d (3,048 BOE/d) during the fourth quarter of 2005, more than a threefold increase over the 5.8 MMcfe/d (962 BOE/d) average production during the fourth quarter of 2004. Production in Louisiana reversed its downward trend as a result of recent drilling successes there, averaging 6,992 BOE/d, a 35% increase over third quarter of 2005 levels and just slightly less than the average production in the fourth quarter of 2004. Production during the fourth quarter of 2005 was 66% oil, on trend with prior quarters since the sale of Denbury’s offshore properties in July 2004.

Total revenues in the fourth quarter of 2005 increased $86.4 million (95%), as compared to revenues in the fourth quarter of 2004, primarily as a result of higher commodity prices, but also assisted by lower hedging payments and higher production levels. In the fourth quarter of 2005, NYMEX oil prices averaged approximately $60.00 per Bbl, and natural gas NYMEX prices averaged approximately

$12.85 per Mcf, as compared to NYMEX averages of approximately $48.35 per Bbl and $7.25 per Mcf in the fourth quarter of 2004. Denbury’s weighted average net price received per BOE was $17.50 higher per BOE (excluding hedges) in the fourth quarter of 2005 than in the comparable period of 2004. Hedge payments also decreased significantly, paying out $7.70 less per BOE on hedges during the 2005 quarterly period than made a year earlier, increasing the net realized revenue price per BOE between the respective fourth quarters by $25.20 per BOE.

Oil price differentials (Denbury’s net oil price received as compared to NYMEX prices) deteriorated during the last half of 2004 and remained substantial during 2005, principally because the price of heavy, sour crude produced primarily in the Company’s East Mississippi properties dropped significantly relative to NYMEX prices. The Company’s average NYMEX differential was $6.17 per Bbl during the fourth quarter of 2005, only slightly better than the average of $6.48 per Bbl during the fourth quarter of 2004. For the full year periods, the average oil price differential was $6.33 per Bbl during 2005 as compared to $4.94 per Bbl during 2004.

The Company incurred more expenses in every category during the fourth quarter of 2005, as compared to the fourth quarter of 2004, partially offsetting the significantly higher revenue. Lease operating expenses increased $12.6 million (62%) on a gross basis as a result of general cost inflation in the industry, an increasing emphasis on tertiary operations, increasing lease payments for certain of our tertiary operating facilities, and higher workover costs. On a per BOE basis, operating costs increased to $11.28 per BOE, a 48% increase over the $7.60 per BOE during the fourth quarter of 2004. Higher commodity prices translated into higher energy and fuel costs in the Company’s tertiary operations and into higher royalty costs for CO2 (most of which correlate with oil prices), contributing to the higher operating costs. Production taxes and marketing expenses also increased primarily as a result of higher commodity prices.

General and administrative expenses increased $0.8 million (12%) between the fourth quarter of 2004 and 2005, averaging $2.44 per BOE in the fourth quarter of 2005, up slightly from $2.38 per BOE in the comparable quarter of 2004. The increase is primarily related to additional personnel added during 2005 and general cost inflation, coupled with continued high costs related to the Sarbanes-Oxley Act and incremental costs related to the Company’s new software system.

Depletion, depreciation and amortization (“DD&A”) expenses increased $7.3 million (34%) in the fourth quarter of 2005 as compared to DD&A in the prior year fourth quarter. The DD&A rate in the fourth quarter of 2005 was $9.80 per BOE, up from the $7.98 per BOE rate in the prior year fourth quarter. DD&A expense on a per BOE basis increased primarily due to rising costs in the industry for both 2005 expenditures and upward revisions of future development costs.

During the fourth quarter of 2005, the Company paid out $10.1 million on its hedges, offset in-part by non-cash income of $9.2 million for fair market value adjustments associated with these hedges. Additionally, the Company recognized non-cash expense of $9.4 million for fair value adjustments for hedges put in place during the fourth quarter of 2005. Comparatively, in the fourth quarter of 2004, the Company made hedge payments of $29.8 million, offset in-part by non-cash income associated with fair value adjustments of $7.1 million.

2006 Outlook

Denbury’s 2006 development and exploration budget (excluding acquisitions) is currently set at just under $500 million. Approximately 50% of the 2006 capital budget is related to tertiary operations, approximately 25% to the Barnett Shale area, with the balance split almost equally between the Company’s other operating areas. The Company still anticipates that its average daily production for 2006 will be approximately 37,000 BOE/d, including approximately 2,000 BOE/d from the recent acquisition. This production target represents a 24% increase in production over the Company’s 2005 production levels, or a 17% increase if you exclude the production contributed from the recent acquisition. Production from the Company’s tertiary operations is expected to increase from a 2005 average of 9,215 BOE/d to a projected 2006 average of approximately 13,000 BOE/d, a 40% increase.

Gareth Roberts, Chief Executive Officer, said: “2005 was another year of outstanding results for Denbury. During the year we (i) increased our additional proven CO2 reserves by 74%, to 4.6 Tcf as of December 31, 2005; (ii) completed most of our Free State CO2 pipeline from Jackson Dome to East Mississippi, with which we plan to start our first East Mississippi CO2 injections next month; (iii) increased our CO2 tertiary oil production by 37% fourth quarter 2004 to fourth quarter 2005; (iv) purchased five additional oil fields that are part of future phases of our tertiary operations; (v) expanded our horizontal well drilling in the Barnett Shale with plans to further accelerate that program during 2006; and (vi) replaced 313% of our 2005 production, increasing our proven reserves by 18% year-end over year-end, almost all from organic internal growth. All of these factors, combined with high commodity prices, helped our stock reach new highs during 2005 and early 2006.”

“Our decision to focus on tertiary operations continues to be a winning strategy and the backbone of our Company. Tertiary oil production continues to grow and we added over 12.5 million barrels of proved tertiary oil reserves this past year, and we expect our growth in tertiary oil production and reserves to continue. We are enthusiastic about the inventory of assets we have compiled, having added tertiary opportunities for Phases III, IV and beyond. We expect to grow our tertiary oil production approximately 40% during 2006 and our total corporate production by approximately 24%, predominately from internal organic growth. Our future continues to look bright.”

Conference Call

The public is invited to listen to the Company’s conference call set for today, February 23, 2006, at 10:00 A.M. CDT. The call will be broadcast live over the Internet at our web site: www.denbury.com. If you are unable to participate during the live broadcast, the call will be archived on our web site for approximately 30 days and will also be available for playback for one month after the call by dialing (888) 203-1112 or (719) 457-0820, passcode 4043993.

Annual Meeting

The Company today announced its 2006 Annual Meeting of Shareholders will be held on Wednesday, May 10th at 3:00 P.M., local time, at the offices of the Company located at 5100 Tennyson Parkway, Plano, Texas. The record date for determination of shareholders entitled to vote at the annual meeting will be the close of business on March 27, 2006.

Financial and Statistical Data Tables

Following are financial highlights for the comparative fourth quarters and annual periods ended December 31, 2005 and December 31, 2004. All production volumes and dollars are expressed on a net revenue interest basis with gas volumes converted to equivalent barrels at 6:1.

FOURTH QUARTER FINANCIAL HIGHLIGHTS

(Amounts in thousands of U.S. dollars, except per share and unit data)

	Three Months Ended
	December 31,			Percentage
	2005	2004		Change
Revenues:
Oil sales	103,076	75,645	+	36%
Gas sales	70,643	36,757	+	92%
CO2 sales and transportation fees	2,278	1,654	+	38%
Loss on effective hedge contracts	-	(24,012)		N/A
Interest and other income	1,230	830	+	48%
Total revenues	177,227	90,874	+	95%

Expenses:
Lease operating expenses	32,848	20,268	+	62%
Production taxes and marketing expense	7,856	5,256	+	49%
CO2 operating expenses	829	730	+	14%
General and administrative	7,101	6,338	+	12%
Interest, net	4,660	4,551	+	2%
Depletion and depreciation	28,529	21,262	+	34%
Commodity derivative expense (income)	10,348	(1,282)	+	> 100%
Total expenses	92,171	57,123	+	61%

Income before income taxes	85,056	33,751	+	> 100%

Income tax provision
Current income taxes	9,857	884	+	> 100%
Deferred income taxes	18,013	10,386	+	73%

NET INCOME	57,186	22,481	+	> 100%

Net income per common share (2):
Basic	0.51	0.20	+	> 100%
Diluted	0.48	0.19	+	> 100%

Weighted average common shares (2):
Basic	112,564	110,517	+	2%
Diluted	119,391	116,151	+	3%

Production (daily - net of royalties):
Oil (barrels)	20,808	19,644	+	6%
Gas (mcf)	65,045	56,002	+	16%
BOE (6:1)	31,649	28,977	+	9%

Unit sales price (including hedges):
Oil (per barrel)	53.84	29.63	+	82%
Gas (per mcf)	10.11	5.64	+	79%

Unit sales price (excluding hedges):
Oil (per barrel)	53.84	41.86	+	29%
Gas (per mcf)	11.81	7.13	+	66%

	Three Months Ended
	December 31,			Percentage
	2005	2004		Change
Non-GAAP Financial Measure (1)
Adjusted cash flow from
operations (non-GAAP measure)	104,675	48,472	+	> 100%
Net change in assets and liabilities relating to
operations	24,984	(30,791)	-	> 100%
Cash flow from operations (GAAP measure)	129,659	17,681	+	> 100%

Oil & gas capital investments	97,092	48,464	+	> 100%
CO2 capital investments	28,857	7,299	+	> 100%
Proceeds from sales of properties	15,582	9,296	+	68%

BOE data (6:1)
Revenues	59.66	42.16	+	42%
Loss on settlements of derivative contracts	(3.48)	(11.18)	-	69%
Lease operating expenses	(11.28)	(7.60)	+	48%
Production taxes and marketing expense	(2.70)	(1.97)	+	37%
Production netback	42.20	21.41	+	97%
CO2 operating margin	0.50	0.35	+	43%
General and administrative	(2.44)	(2.38)	+	3%
Net cash interest expense	(1.12)	(1.28)	-	13%
Current income taxes and other	(3.19)	0.08	+	> 100%
Changes in asset and liabilities relating
to operations	8.58	(11.55)	-	> 100%
Cash flow from operations	44.53	6.63	+	> 100%

(1) See "Non-GAAP Measures" at the end of this report.
(2) 2004 adjusted for 2-for-1 stock split.

TWELVE MONTH FINANCIAL HIGHLIGHTS

(Amounts in thousands of U.S. dollars, except per share and unit data)

	Twelve Months Ended
	December 31,			Percentage
	2005	2004		Change
Revenues:
Oil sales	367,414	256,843	+	43%
Gas sales	181,641	187,934	-	3%
CO2 sales and transportation fees	8,119	6,276	+	29%
Loss on effective hedge contracts	-	(70,469)		N/A
Interest and other income	3,532	2,252	+	57%
Total revenues	560,706	382,836	+	46%

Expenses:
Lease operating expenses	108,550	87,107	+	25%
Production taxes and marketing expense	27,582	18,737	+	47%
CO2 operating expenses	2,251	1,338	+	68%
General and administrative	28,540	21,461	+	33%
Interest, net	17,978	19,468	-	8%
Depletion and depreciation	98,802	97,527	+	1%
Commodity derivative expense	28,962	15,358	+	89%
Total expenses	312,665	260,996	+	20%

Income before income taxes	248,041	121,840	+	> 100%

Income tax provision
Current income taxes	27,177	22,929	+	19%
Deferred income taxes	54,393	16,463	+	> 100%
NET INCOME	166,471	82,448	+	> 100%

Net income per common share (2):
Basic	1.49	0.75	+	99%
Diluted	1.39	0.72	+	93%

Weighted average common shares (2):
Basic	111,743	109,741	+	2%
Diluted	119,634	114,603	+	4%

Production (daily - net of royalties):
Oil (barrels)	20,013	19,247	+	4%
Gas (mcf)	58,696	82,224	-	29%
BOE (6:1)	29,795	32,951	-	10%

Unit sales price (including hedges):
Oil (per barrel)	50.30	27.36	+	84%
Gas (per mcf)	7.70	5.57	+	38%

Unit sales price (excluding hedges):
Oil (per barrel)	50.30	36.46	+	38%
Gas (per mcf)	8.48	6.24	+	36%

	Twelve Months Ended
	December 31,			Percentage
	2005	2004		Change

Non-GAAP Financial Measure: (1)
Adjusted cash flow from
operations (non-GAAP measure)	343,383	200,193	+	72%
Net change in assets and liabilities relating to
operations	17,577	(31,541)	-	> 100%
Cash flow from operations (GAAP measure)	360,960	168,652	+	> 100%

Oil & gas capital investments	379,236	178,070	+	> 100%
CO2 capital investments	78,726	50,265	+	57%
Proceeds from sales of properties	17,447	197,575	-	91%

Cash and cash equivalents	165,089	33,039	+	> 100%
Short-term investments	-	57,171		N/A
Total assets	1,505,069	992,706	+	52%
Total long-term debt (excluding discount)	380,870	229,184	+	66%
Total stockholders' equity	733,662	541,672	+	35%

BOE data (6:1)
Revenues	50.49	36.88	+	37%
Loss on settlements of derivative contracts	(1.54)	(7.01)	-	78%
Lease operating expenses	(9.98)	(7.22)	+	38%
Production taxes and marketing expense	(2.54)	(1.55)	+	64%
Production netback	36.43	21.10	+	73%
CO2 operating margin	0.54	0.41	+	32%
General and administrative	(2.62)	(1.78)	+	47%
Net cash interest expense	(1.28)	(1.34)	-	4%
Current income taxes and other	(1.50)	(1.78)	-	16%
Changes in asset and liabilities relating
to operations	1.62	(2.63)	-	> 100%
Cash flow from operations	33.19	13.98	+	> 100%

(1) See "Non-GAAP Measures" at the end of this report.
(2) 2004 adjusted for 2-for-1 stock split.

Non-GAAP Measures

Adjusted cash flow from operations is a non-GAAP measure that represents cash flow provided by operations before changes in assets and liabilities, as summarized from the Company’s Consolidated Statements of Cash Flows. Adjusted cash flow from operations measures the cash flow earned or incurred from operating activities without regard to the collection or payment of associated receivables or payables. The Company believes that it is important to consider this measure separately, as it believes it can often be a better way to discuss changes in operating trends in its business caused by changes in production, prices, operating costs and so forth, without regard to whether the earned or incurred item was collected or paid during that period. For a further discussion, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Operating Results” in our latest Form 10-Q or Form 10-K.

Denbury Resources Inc. (www.denbury.com) is the largest oil and natural gas operator in Mississippi, owns the largest reserves of CO2 used for tertiary oil recovery east of the Mississippi River, and holds key operating acreage in the onshore Louisiana, Alabama, and Texas Barnett Shale areas. The Company increases the value of acquired properties in its core areas through a combination of exploitation drilling and proven engineering extraction practices.

This press release, other than historical financial information, contains forward looking statements that involve risks and uncertainties including expected reserve quantities and values relating to the Company's proved reserves, the Company's potential reserves from its tertiary operations, forecasted production levels relating to the Company's tertiary operations and overall production levels, estimated capital expenditures for 2006, and other risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission, including Denbury's most recent reports on Form 10-K and Form 10-Q. These risks and uncertainties are incorporated by this reference as though fully set forth herein. These statements are based on engineering, geological, financial and operating assumptions that management believes are reasonable based on currently available information; however, management's assumptions and the Company's future performance are both subject to a wide range of business risks, and there is no assurance that these goals and projections can or will be met. Actual results may vary materially.

For further information contact:

Gareth Roberts, President and CEO, 972-673-2000

Phil Rykhoek, Chief Financial Officer, 972-673-2000

www.denbury.com